EXHIBIT 5.1

October 11, 2007

VirtualScopics, Inc.
500 Linden Oaks,
Rochester, New York 14625

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to VirtualScopics, Inc., a Delaware corporation (the “Company”) and have examined the Company’s registration statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about October 11, 2007 in connection with the registration for resale under the Securities Act of 1933, as amended, of an aggregate of 7,973,909 shares of common stock, $0.001 par value per share (the “Shares”), all of which are authorized and will be issued to the selling stockholders identified in the Registration Statement (the “Selling Stockholders”) upon (i) conversion of the Company’s series B convertible preferred stock (the Preferred Stock”) held by the Selling Stockholders, (ii) exercise or conversion of warrants to purchase common stock (the “Warrants”) issued by the Company and held by the Selling Stockholders and (iii) payment of dividends to the holders of the Preferred Stock. The Shares are to be offered by the Selling Stockholders for sale to the public as described in the Registration Statement. As your legal counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken in connection with the sale of the Shares.

It is our opinion that the Shares, when issued and delivered upon conversion of the Preferred Stock or upon payment of dividends on the Preferred Stock in accordance with the Company’s Certificate of Incorporation, as amended, including the Certificate of Designations, Powers, Preferences and Other Rights and Qualifications of Series B Convertible Preferred Stock of VirtualScopics, Inc. dated September 12, 2007, or upon exercise of the Warrants, will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ Woods Oviatt Gilman LLP

Woods Oviatt Gilman LLP